Amendment No. 3 to
FirstEnergy Corp. Executive Deferred Compensation Plan

(Effective September 28, 1985, Amended and Restated as of January 1, 2005 and
Further Amended December 31, 2010 and
Amended by Amendment No. 1 on April 28, 2011 and
Amendment No. 2 on December 31, 2011.)

WHEREAS, FirstEnergy Corp. (the “Company”), established the FirstEnergy Corp. Executive Deferred Compensation Plan, effective September 28, 1985 as amended and restated as of January 1, 2005 and further amended December 31, 2010 and amended by Amendment No. 1 on April 28, 2011 and Amendment No. 2 on December 31, 2011 (the “Plan”); and

WHEREAS, Section 10.1 of the Plan provides that the Plan may be amended, subject to certain conditions, at any time by action of the Board of Directors of the Company (the “Board”) or Compensation Committee of the Board (the “Compensation Committee”) or by a writing executed on behalf of the Board or the Compensation Committee by the Company’s duly elected officers; and

WHEREAS, the Board has previously delegated authority to officers of the Company to execute an amendment to the Plan; and

WHEREAS, the Company desires to amend the Plan, effective as of January 1, 2013, to allow participants to defer restricted stock units granted to them under the FirstEnergy Corp. 2007 Incentive Plan or any similar equity-based incentive plan adopted by the Company.

NOW, THEREFORE, in accordance with Section 10.1 of the Plan, the Plan is amended, effective as of January 1, 2013, as follows:

1.	Section 2.18 is hereby deleted in its entirety and the remaining sections of Article 2 are hereby renumbered accordingly.

2.	Section 2.21 is hereby added to Article 2 of the Plan as follows:

““Performance Share Award” means those earned and vested Performance Share awards granted under the FirstEnergy Corp. 2007 Incentive Plan or any similar equity-based incentive plan adopted by the Company.”

3.	All uses of the term “Long-Term Incentive Award” throughout the Plan are hereby changed to “Performance Share Award”.

4.	Section 2.9 of the Plan is hereby replaced in its entirety with the following:

“‘Deferral Election’ means a commitment by a Participant to defer a portion of his or her base salary, Short-Term Incentive Award,

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Performance Share Award and/or Restricted Stock Unit Award pursuant to this Plan.”

5.	Section 2.10 of the Plan is hereby amended by adding the following paragraph at the end thereof:

“With respect to a Restricted Stock Unit Award, “Deferral Period” shall mean the period commencing January 1 prior to the granting of the award and ending at the conclusion of the performance period for such Restricted Stock Unit Award. With respect to only a Restricted Stock Unit Award granted in 2012, the Deferral Period for such award shall mean the period commencing January 1, 2013 and ending at the conclusion of the award’s performance period.”

6.	Section 2.13 of the Plan is hereby replaced in its entirety by the following:

“‘Elected Deferred Compensation’ means the amount of base salary, Short-Term Incentive Award, Performance Share Award and Restricted Stock Unit Award that a Participant elects to defer pursuant to a Deferral Election.”

7.	Section 2.16 of the Plan is hereby replaced in its entirety by the following:

“‘Initial Eligible Payment Date’ means, (i) with respect to a Short-Term Incentive Award or a Performance Share Award, the third (3rd) anniversary of the date on which such Short-Term Incentive Award or Performance Share Award is first credited to its respective Stock Account, and (ii) with respect to a Restricted Stock Unit Award, the date specified in the Participation Agreement applicable to the deferral of such Restricted Stock Unit Award.”

8.	Section 2.23 is hereby added to Article 2 of the Plan as follows:

“‘Restricted Stock Unit Award’ means a Performance-Adjusted Restricted Stock Unit award granted under the FirstEnergy Corp. 2007 Incentive Plan or any similar equity-based incentive plan adopted by the Company.”

9.	Section 2.24 is hereby added to Article 2 of the Plan as follows:

“‘Restricted Stock Unit Account’ means the Account separately established for crediting deferrals of Restricted Stock Unit Awards, pursuant to Section 4.3 of this Plan.”

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10.	Section 3.2 of the Plan is hereby amended by adding subsection (c) thereto as follows:

“(c)    Restricted Stock Unit Award. With respect to a Restricted Stock Unit Award granted in 2013 and thereafter, a participant may elect to defer a percentage of his or her Restricted Stock Unit Award that is earned during its respective Deferral Period and otherwise payable, if at all, at the conclusion of its respective vesting period. The amount deferred must be stated as a whole percentage and shall not be more than one hundred percent (100%) of such award, less any taxes or other amounts that may be required to be withheld.

Solely with respect to a Restricted Stock Unit Award that is granted in 2012, a participant may elect to defer a percentage of such Restricted Stock Unit Award that is earned during its respective Deferral Period and otherwise payable, if at all, at the conclusion of the vesting period for the award; provided, however, that the only eligible portion for deferral of such award is the portion of the award that is paid subject to the achievement of performance factors. Any portion of a Restricted Stock Unit Award granted in 2012 that is earned only upon the satisfaction of service requirements shall not be eligible for deferral. The amount deferred for any Restricted Stock Unit Award granted in 2012 must be stated as a whole percentage and will apply only to the portion of such Restricted Stock Unit Award that is subject to the achievement of performance factors, less any taxes or other amounts that may be required to be withheld.”

11.	Article 4 of the Plan is hereby replaced in its entirety with the following:

“4.1    Elected Deferred Compensation
A Participant’s Elected Deferred Compensation shall be credited to the Participant’s Account as of the date such amount would have otherwise been paid to such Participant.
4.2    Retirement Account
(a)    Establishing a Retirement Account. A Participant may establish an annual Retirement Account on and after January 1, 2005 which shall be maintained solely for recordkeeping purposes, by making a Deferral Election.
(b)    Maximum Deferral. A Participant may elect to defer up to fifty percent (50%) of base salary and up to one hundred percent (100%) of the Short-Term Incentive Award into the Retirement Account.

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(c)    Earnings
(i)    Any amounts credited to a Retirement Account prior to January 1, 2013 shall be credited with earnings equal to the Interest Rate plus three (3) percentage points. Effective January 1, 2013, any amounts credited to a Retirement Account that is established after December 31, 2012 shall be credited with earnings equal to the Interest Rate plus one (1) percentage point. The maximum Interest Rate shall be twelve percent (12%).
(ii)    Commencing January 1, 2008, the Company may, in its sole discretion, permit Participants to elect from among a series of hypothetical investment options, including the option described in paragraph (i) above, which are selected by the Administrative Committee and to which the Participants’ Elected Deferred Compensation shall be credited. If the Company permits investment option elections by Participants, the Participants’ Accounts shall be credited daily with earnings, gains and losses as if such Accounts were invested in one (1) or more Plan investment options, as selected by the Participants. Investment options may be changed or provided from time to time by the Administrative Committee in its sole discretion.
(iii)    Participants may change the options into which Elected Deferred Compensation is credited and may change the allocation of existing Account balances which elections shall become effective as of the first (1st) day of the month following the date such election is submitted to the Administrative Committee.
(d)    Earnings for Senior Management Retirees. The Retirement Account of any Member of senior management who retired before July 1, 1998 shall be credited with the greater of:
(i)    The Interest Rate plus four (4) percentage points, or
(ii)    The equivalent of a twelve percent (12%) annual yield.
4.3    Stock Account and Restricted Stock Unit Account
(a)    Establishing a Stock Account. A Participant may establish an annual Stock Account, which shall be maintained solely for recordkeeping purposes, by making a Deferral Election. A separate Restricted Stock Unit Account shall be maintained for deferrals credited with respect to Restricted Stock Unit Awards.

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(b)    Maximum Deferral. A Participant may elect to defer up to one hundred percent (100%) of the Short-Term Incentive Award and Performance Share Award into the Stock Account. A Participant may also elect to defer up to one hundred percent (100%) of the Restricted Stock Units Award into the Restricted Stock Unit Account; provided that, with respect to a Restricted Stock Unit Award granted in 2012, a participant may defer into the Restricted Stock Unit Account only the portion of such award that is subject to the achievement of performance factors.
(c)    Stock Premium. With respect to deferrals of any Short-Term Incentive Award and/or Performance Share Award that is earned during a Deferral Period that ends prior to January 1, 2011 and that otherwise would have been payable no later than December 31, 2011, amounts deferred into the Stock Account shall be credited with an amount equal to twenty percent (20%) of the amount deferred into the Stock Account. Such premium shall be credited as of the date the corresponding Elected Deferred Compensation is credited to the Stock Account.
(d)    Stock Units and Earnings. Amounts deferred into the Stock Account shall be converted into units of Company common stock. The number of stock units credited to the Stock Account shall be determined by dividing the amount deferred into the Stock Account, plus, with respect to deferrals of any Short-Term Incentive Award and/or Performance Share Award that is earned during a Deferral Period that ends prior to January 1, 2011 and that otherwise would have been payable no later than December 31, 2011, the Stock Premium described in (c) above, by the average daily closing price of Company common stock during February of the Deferral Period in which the Elected Deferred Compensation is credited to the Account.
Amounts deferred into the Restricted Stock Unit Account shall be units of the Company’s common stock. The number of stock units credited to the Restricted Stock Unit Account shall be determined by the number of whole and fractional shares, rounded up to the nearest whole share, which a Participant has elected to defer as calculated at the time of vesting of the Restricted Stock Unit Award.
(e)    Dividends. Additional stock units shall be credited to each Stock Account and Restricted Stock Unit Account at the time dividend payments are made to Company shareholders. The number of additional units credited shall be based on the number of units in the Stock Account and Restricted Stock Unit Account, the dividend

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rate and the market price of Company stock at the close of that business day.
(f)    Automatic Cessation of Stock Premium and Dividends.
(i)    Unless the Plan is terminated by the Company prior to the following, the crediting of the 20% stock premium in Company common stock will automatically cease on January 1, 2011 with respect to deferrals of any Short-Term Incentive Award and/or Performance Share Award that is earned during a Deferral Period that commences on or after January 1, 2011 and that otherwise would have been payable later than December 31, 2011, or earlier if the maximum share reserve of 1,000,000 shares is reached.
(ii)    Unless the Plan is terminated by the Company prior to the following, the crediting of the dividends under Section 4.3(e) in Company common stock will automatically cease on May 17, 2014 or earlier if the maximum share reserve of 1,000,000 shares is reached, unless shareholders reapprove this feature on the earlier of the prior date or prior to the depletion of the maximum share reserve.
4.4    Retirement Stock Account
(a)    Establishing a Retirement Stock Account. Effective January 1, 2002, a Retirement Stock Account may be established for a Participant who has elected to defer receipt of his or her Stock Account pursuant to Section 5.5(a) of this Plan solely for recordkeeping purposes and shall be credited with earnings, gains, losses and dividends in the same manner as the Stock Account.
(b)    Transfer to Retirement Account. Upon Separation from Service or death the value of the Participant’s Retirement Stock Account shall be transferred to the Participant’s Retirement Account as of the date of Separation from Service or death and paid in cash pursuant to Article 5 of this Plan.
4.5    Deferred Compensation Benefit
The aggregate balances of a Participant’s Retirement Account, Stock Account, Restricted Stock Unit Account and Retirement Stock Account shall be the Participant’s “Deferred Compensation Benefit.”
4.6    Amounts Transferred from the GPU Companies Deferred Compensation Plan and Nonqualified Pension Plan

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(a)    Deferred Compensation Amounts. As of November 7, 2001, certain account balances from the GPU Companies Deferred Compensation Plan were transferred to this Plan in conjunction with the merger of GPU, Inc. into the Company. As of such date, the transferred balances shall be credited in a Retirement Account for each such former employee of the GPU Companies and shall be credited with earnings in the same manner as all other Retirement Accounts.
(b)    Nonqualified Pension Plan Amounts. As of November 7, 2001, the accrued benefit associated with certain GPU nonqualified pension plans were transferred to this Plan in conjunction with the merger of GPU, Inc. into the Company. Each such former employee affected by this transfer shall be entitled to receive an increase in such employee’s benefit equal to ten percent (10%) of the benefit, so that, when benefits are paid, they will be ten percent (10%) greater than the amount that otherwise would have been paid had the benefit been paid under the GPU Companies nonqualified pension plans.
4.7    Vesting of Accounts
Each Participant shall be vested in the amounts credited to such Participant’s Accounts as follows:
(a)    Elected Deferred Compensation. A Participant shall be one hundred percent (100%) vested at all times in his Elected Deferred Compensation and any gains or losses thereon regardless of the Account to which such amounts are credited.
(b)    Stock Premium. A Stock Premium, and any earnings gains or losses thereon shall be one hundred percent (100%) vested on:
(i)    the Initial Eligible Payment Date for the related Elected Deferred Compensation, provided the Participant is either:
a)    Employed by an Employer on the Initial Eligible Payment Date, or
b)    Has a Separation from Service on or after reaching age sixty (60);
(ii)    the death of the Participant;

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(iii)    a Separation from Service of the Participant due to one (1) of the following events:
a)    his or her Disability;
b)    involuntary termination under conditions where the Participant becomes eligible for and elects to accept an Employer severance benefit; or
(iv)    a Change in Control.
4.8    Statement of Accounts
The Administrative Committee shall submit to each Participant, after the close of each calendar year and at such other times as determined by the Administrative Committee, a statement setting forth the balance to the credit of the Accounts maintained for a Participant.”

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12.
Sections 5.1, 5.2, 5.3 and 5.4 are hereby amended by adding the phrase “Restricted Stock Unit Account” after each instance of the phrase “Stock Account” therein and “Restricted Stock Unit Accounts” after each instance of the phrase “Stock Accounts” therein.

13.	Section 5.5 is hereby amended by adding subsections (d) and (e) to the end thereof:
“(d)    Benefits payable from Restricted Stock Unit Accounts. With respect to any Restricted Stock Unit Account, unless a Participant elects otherwise pursuant to this Section 5.5(d) or Section 5.5(e), a Participant who is employed by any Employer on the respective Initial Eligible Payment Date for such Restricted Stock Unit Account shall receive a Deferred Compensation Benefit equal to the amount of such Restricted Stock Unit Account in Company common stock upon the Initial Eligible Payment Date. Notwithstanding the foregoing, if a Participant’s Separation from Service or death occurs prior to the respective Initial Eligible Payment Date, the balance of the Restricted Stock Unit Account shall be transferred to the Retirement Account for the applicable Deferral Period and paid in accordance with the elections made for such Retirement Account in the applicable Participant Agreement or, if applicable, under the provisions of the Plan.

A Participant may elect in the Participation Agreement applicable to a Restricted Stock Unit Account to receive a distribution of such Restricted Stock Unit Account upon his or her Separation from Service or death. If such an election is made, the balance of such Restricted Stock Unit Account shall be credited to the Restricted Stock Unit Account until the Participant’s Separation from Service or death and then transferred to the Retirement Account established for the applicable Deferral Period and paid in cash pursuant to the Participant’s election with respect to such Retirement Account or the relevant Plan provisions, whichever is applicable, under Sections 5.1, 5.2, 5.3, or 5.5 of this Plan.

(e)    Changing Date or Form of Payment. Subject to the Administrative Committee’s discretion and solely with respect to Restricted Stock Unit Account balances, including deemed earnings, gains and losses credited thereon, a Participant may amend his or her elections regarding the timing of the payment in a manner that is consistent with the requirements of Treasury Regulation § 1.409A-2(b), provided:

(i)    such election is submitted to the Committee in writing at least twelve (12) months prior to the date any amount is to be distributed from the Plan; and

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(ii)    such election shall not take effect until twelve (12) months after it is submitted to the Committee in writing; and

(iii)    the payment of the benefits shall not commence until at least five (5) years from the date such payment would otherwise have been made.”

14.	Section 5.7(d) is hereby amended by adding the phrase “Restricted Stock Unit Account” after the phrase “Stock Account.”

15.	Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Plan.

16.
Except as otherwise modified in this Amendment, the Plan shall remain in full force and effect. In the event of a conflict between the terms of this Amendment and the Plan, the terms of this Amendment shall control.

IN WITNESS WHEREOF, the Board of Directors of FirstEnergy Corp., has caused this Amendment No. 3 to FirstEnergy Corp. Executive Deferred Compensation Plan to be executed on this 7th day of November, 2012, effective as of the date set forth above.

FIRSTENERGY CORP.

By: /s/ Anthony J. Alexander
Anthony J. Alexander,
President and Chief Executive Officer of FirstEnergy Corp.

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